CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Patriot Gold Corp.

We have issued an audit report dated August 23, 2004 for the year ended May 31, 2004 and 2003 for Patriot Gold Corp. included in the Registration Statement Form SB-2. We consent to the use of our auditors report in the aforementioned registration statement.

Respectfully submitted,

/s/ Robison, Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

February 16, 2005